Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Financial Security Assurance Holdings Ltd. on Form S-8 (File No. 33-78784) (1993 Equity Participation Plan), Form S-8 (File No. 33-92648) (Deferred Compensation
Plan), Form S-3 (File No. 33-80769) (in connection with USW DECS and Forward Shares), and Form S-3 (File Nos. 333-74165 and 333-92985) (Debt Securities, Common Stock, Stock Purchase Contracts, Stock Purchase Units and Preferred Stock), of:

1. Our report dated January 25, 2000, except for Note 22, as to which the date is March 14, 2000, on our audits of the consolidated balance sheets of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, which report is incorporated by reference in this Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

2. Our report dated January 25, 2000, on our audits of the financial statement schedule relating to the consolidated financial statements of Financial Security Assurance Holdings Ltd. and Subsidiaries, which report is included in this Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

3. Our report dated January 25, 2000, except for Note 18, as to which the date is March 14, 2000, on our audits of the consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1999, which report is included in exhibit 99 to this Annual Report on Form 10-K.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

March 24, 2000